AMENDED AND RESTATED EMPLOYMENT AGREEMENT

         EMPLOYMENT AGREEMENT, made and entered into as of July 1, 1996, between, ProMedCo, Inc., a Texas corporation (the "Company"), and H. Wayne Posey ("Executive").

         WHEREAS, Company and Executive were parties to that certain Employment Agreement of July 1, 1994;

         NOW THEREFORE, in consideration of the mutual promises and agreements contained herein, the parties agree as follows:

1. Employment. The Company hereby employs Executive, and Executive accepts employment with the Company, under the terms and conditions set forth in this Agreement for the period beginning on the date hereof and ending as provided in paragraph 4 hereof (the "Employment Period"). The date on which Executive ceases to be employed by the Company and/or its Subsidiaries (as defined below) or its successors or assigns is referred to herein as the "Termination Date."

2.       Position and Duties.

         (a) During the Employment Period, Executive shall perform such duties for the Company, its affiliates and its Subsidiaries as the Company's Board of Directors (the "Board") may from time to time direct. Executive shall serve as the Company's President and Chief Executive Officer. Company agrees to nominate Employee to the Board and to the Executive Committee of the Board during the term of employment.

         (b) Executive shall report to the Board, and shall devote his best efforts and substantially his full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company, its affiliates and its Subsidiaries

         (c) For purposes of this Agreement, "Subsidiaries" shall mean any corporation of which the securities having at least 50% of the voting power in electing directors are, at the time of determination, owned by the Company, directly or through one or more Subsidiaries.

         (e) The Board shall not have the right to change the office and/or duties of the Executive, including being the person primarily responsible for interacting with the Board and implementing its policy decisions, without Executive's express prior written consent. Should another person be named to the position of President, Company agrees to nominate Executive to the position of Chairman and Chief Executive Officer, with the current Chairman, Richard E. Ragsdale, being nominated Chairman of the Executive Committee.

         (f) Executive's principal place of employment shall be Fort Worth, Texas during the term of this Agreement.

3.       Compensation and Benefits.

         (a) Executive's initial Base Salary (the "Base Salary") shall be $325,000 per annum effective September 1, 1996. Thereafter, the Base Salary shall be reviewed at least annually by the Compensation Committee. However, the Base Salary shall be subject to annual


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                  increases of no less than the increase in the Consumer Price
                  Index for all goods and services, U.S. All City Average Report, published by the United States Department of Labor for the preceding 12 months. The Base Salary shall be payable in regular installments in accordance with the Company's general payroll practices.

         (b) The Company shall reimburse Executive for all expenses incurred by him in the course of performing his duties under this Agreement, including travel, entertainment and other business expenses.

     (c) In addition to the Base Salary, Executive shall be entitled to a bonus at the end of each calendar year ("Bonus"). Beginning with the first calendar year following the Company's initial public offering, the Bonus will be based on the relationship of the Adjusted Earnings Per Share ("AEPS") of the capital stock of Company in a calendar year, or a portion thereof, to the Budgeted Earnings Per Share ("BEPS") of the capital stock in its annual budget as adopted and approved by the Board. For Bonus purposes, AEPS shall be defined as follows: the reported earnings per share of Company adjusted (i) to eliminate the effects of any changes in capital structure resulting in interest savings, additional interest expense or other material non-recurring gains or charges, (ii) to eliminate the effect of any extraordinary gains or losses, (iii) for any change in consolidated average shares outstanding as a result of a sale by the Company of equity securities, all to the extent not reflected in the Company's annual budget; and (iv) to exclude corporate consolidation reserves expensed during the year or taken into income from prior year reserves. The Bonus will typically be structured such that a portion (the "Current Portion") will be payable after the end of the fiscal year upon determination of the amount due with the remaining balance (the " Deferred Portion") payable in equal amounts on January 15 of the following three fiscal years (provided Executive is then currently employed by the Company). The Current Portion, to the extent earned, shall be a minimum of 60% of Executive's Base Salary earned during the preceding calendar year. Any amount earned in excess of 60% of Base Salary may be deferred, as described above, at the discretion of the Compensation Committee. The total amount earned shall be that percentage of the Base Salary earned by Executive for that fiscal year determined under the Bonus schedule as set forth below.

                                                                      Bonus
                                 AEPS                                 Earned
                               as % of               Bonus            as % of
                                 BEPS              Increment        Base Sala[y

Below Threshold                                                        None
THRESHOLD                        95%                    N/A            65%
                                 96%                   7.0%            72%
                                 97%                   7.0%            79%
                                 98%                   7.0%            86%
                                 99%                   7.0%            93%
TARGET BONUS                    100%                   7.0%            100%
("Target Bonus")
                           More than 100%                      100% plus 3% for
                                                                each 1% of AEPS
                                                              achieved over 100%
                                                              of BEPS to maximum
                                                            of 120% Base Salary


         (d) In addition to the Base Salary and any bonuses payable to Executive pursuant to this paragraph, during the Employment Period Executive shall be entitled to participate in all benefit plans adopted by Company for all or a select group of its employees, including:

                  (i) term life insurance of not less than two times Base Salary, health insurance (including coverage for Executive's wife and other legal dependents) and Executive's individual disability insurance coverage (regardless of whether commercial insurance is available and with no coverage exclusions), with all premiums paid by the Company. Total disability coverage shall not be less than 60% of Executive's Base Salary and Target Bonus.

                  (ii) participation in a stock option program with grants as approved by the Option Committee from time to time.

                  (iii) four weeks of vacation each year, but such time shall not accrue or carry over.

                  (iv) Company shall pay for or reimburse Executive for any and all expenses for personal financial and estate planning.

     (v) Company shall provide Executive with an automobile for use in connection with performance of his duties and for his personal use. Company shall pay, or reimburse Executive for, any and all expenses for gas, insurance, maintenance, and repairs incurred in connection with his use of the Company Car, including personal use. The Company Car shall be of a quality commensurate with employee's position with the Company and shall be replaced every three years by Company with a comparable automobile. Whenever Executive's employment with Company shall cease, for any reason, he shall at that time have the option, for 30 days following termination, to purchase the Company Car at a price equal to the lower of (i) the book value of the Company Car reflected on the Employer's financial accounting records as of the end of the month preceding such termination, or (ii) the "loan value" of the Company Car listed in the N.A.D.A. Official Used Car Guide for the month during which such termination occurs. The right to purchase the Company Car in no way changes the Company's other severance obligations set forth in this Agreement.

                  (vi) deposits to a deferred compensation plan to restore benefits lost under the Company's 401(k) Plan due to legislative limits.

4.       Term and Termination Provisions.

         (a) This Agreement shall continue for an initial period of five years from the date hereof, unless otherwise terminated as provided herein, provided that (i) the Employment Period shall terminate prior to such date upon Executive's resignation, death or permanent disability or incapacity (as determined by the Board in its good faith judgment) and (ii) the Employment Period may be terminated by the Company at any time prior to such date For or Without Cause Cause (both as defined below). Commencing 90 days prior to the second anniversary of this Agreement (and thereafter commencing on each date


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                  which is 39 months prior to the end of the then term) the
                  Company and Executive will negotiate in good faith for the renewal of this Agreement for an additional term, with the intent that this Agreement shall at all times have a remaining term of at least 36 months. In the event (a) the Company elects not to renew this Agreement or (b) the parties have failed to enter into a renewal agreement by 36 months prior to the end of the then term or extend the negotiation period, or
                  (c) the parties have failed to enter into a renewal agreement by the end of the extended negotiation period, then the Company shall be deemed to have terminated this Agreement Without Cause.

         (b) If the Employment Period is terminated by the Company Without Cause, Executive shall be entitled to 36 months of Severance Benefits as follows:

                  (i) Base Salary, as in effect immediately prior to the Termination Date.

                  (ii) The average percentage of base salary of bonuses paid during the prior three years applied to the Base Salary as in effect immediately prior to the Termination Date.

                  (iii) The Deferred Portion of all unpaid Bonus payments and any other deferred compensation.

     (iv) All benefits in effect at the Termination Date, including the applicable benefits specified in Section 3 and further specifically including
(a) Company portion of FICA tax, (b) contributions to the Company 401(k) Plan, as amended from time to time, based on the Executive's prior three-year average employee deferral (as a percentage of Base Salary) times the actual Company matching contribution for similarly situated employees during the period of Severance Benefits, and (c) survivor benefits under any Company welfare plans, as amended from time to time.

                           Any termination of the Employment Period by the Company for any reason other than "Cause" ((as defined in 4(e)) shall be deemed to be a termination Without Cause. Additionally, the occurrence of any of the following events shall entitle Executive to the above Severance Benefits:

                           - The Executive's voluntary termination within 90 days after the failure for him to have been elected to the Board and the Executive Committee of the Board. Notwithstanding, after a "Change of Control" ((as defined in 4(f)), the preceding sentence shall no longer apply.

                           - The Executive's voluntary termination within 90 days after the Company changes the Executive's position or duties without first obtaining the Executive's express written consent.

                           - The Executive's voluntary termination within 90 days after the failure for him to have been elected Chairman and Chief Executive Officer immediately upon the election of another person to the position of President. Notwithstanding, after a "Change of Control" ((as defined in Section 4(f)), the preceding sentence shall no longer apply.

                           - The Executive's voluntary termination within 90 days after the Company changes the principal location of the Executive's employment without first obtaining the Executive's express written consent.

                           - The Executive's voluntary termination within 90 days after the Company's breach of any of its obligations under this Agreement.

                           Severance Benefits are payable within 30 days of Executive's Termination Date and consist of the present value (the "present value" of such benefits shall be determined using the interest rate for sixty day certificates of deposit published in the Wall Street Journal on Executive's Termination Date) of the Severance Benefits outlined in this Section 4(b).

     (c) The Employment Period shall terminate upon the death or total disability of Executive. If terminated due to death, any payments due including any deferred compensation and deferred Bonuses, shall be paid to the Executive's estate within 30 days of the Termination Date. As a condition to any benefits due to disability, the Company may require the Executive to submit to such physical or mental evaluations and tests (at the expense of the Company) as the Board deems appropriate. If the Employment Period is terminated due to total disability, Executive shall receive all Base Salary, total Bonus (Current Portion and Deferred Portion) and other applicable benefits payable to him under
Section 3, reduced by any disability benefits Executive receives under the Company's benefit plans, for a period of 12 months from the Termination Date.

     (d) If the Employment Period is terminated by the Company For Cause or is terminated by Executive (other than for the reasons outlined in subsection (b) above) or normal expiration of the Agreement by mutual agreement, then all Base Salary, Bonus and other benefits shall cease as of the Termination Date. The Executive shall be entitled to receive the total Bonus (Current Portion and Deferred Portion) that would have been payable to him based upon year-to-date results through the last complete month prior to the Termination Date. Such Bonus shall be paid within 30 days after the Termination Date.

     (e) For purposes of this Agreement, "Cause" shall mean (i) Executive's gross neglect of duties, which gross neglect continues more than 10 days after receiving written notice from the Board of the actions or in-actions constituting the gross neglect, (ii) Executive's conviction of a felony, (iii) Executive's dishonesty, embezzlement, or fraud committed in connection with his employment with the Company resulting in substantial financial harm to the Company, (iv) the issuance of any final order for Executive's removal as an employee of the Company by any state or federal regulatory agency, (v) Executive's violation of the non-competition provisions of Section 7 which continues for more than 5 days after the Executive receives written notice from the Board specifying those actions that constitute a violation of Section 7 and what actions Executive must take in order to cure such violation, (vi) Executive's material breach of any duty owed to the Company, including without limitation the duty of loyalty, or (vii) any other material breach of this Agreement, all of the above as determined solely by the Board of the Company. Cause shall not include acts or failure to act if Executive has exercised substantial efforts in good faith to perform the duties reasonably assigned or appropriate to his position, as determined solely by the Board.

         (f) If a "Change of Control" occurs and the Employment Period is terminated or Executive voluntarily resigns within 12 months, such termination shall constitute a termination Without Cause. For this purpose, a "Change of Control" occurs when:

                  - any "Person" or "Group" (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934 ("Exchange Act")), other than the Executive or the Founders (Richard E. Ragsdale, H. Wayne Posey, E. Thomas Chaney, and Jack W. McCaslin), or an entity the majority of the voting stock of which is owned or controlled by the Executive or the Founders becomes the "beneficial owner" (within the meaning of Rule 13d-3 and/or Rule 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all shares that such Person has the right to acquire without condition, other than the passage of time, whether such right is exercisable immediately or only after the passage of time), directly or indirectly 30% or more of the total voting power of the then outstanding voting stock of the Company; or

                  - the Company consolidates with or merges into another Person or conveys, transfers or leases all or substantially all of its assets to any Person, or any corporation consolidates with or merges into the Company pursuant to a transaction in which the outstanding voting stock of the Company is changed into or exchanged for cash, securities or other property, other than a transaction between the Company and (i) an Affiliate of the Company, or (ii) any other entity owned or controlled by the Founders.

                  - Individuals who at the beginning of any period of two consecutive calendar years constituted the Company's Board (together with any new directors whose election by such Board or whose nomination for election by the Company's shareholders was approved by a vote of at least two-thirds of the members of the Board of Directors then still in office who either were members of the Board at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board then in office.

                  In addition to the Severance Benefits provided in Section 4(b), if a Change of Control occurs, any unvested options will vest immediately and Executive shall have 36 months to exercise all options. Notwithstanding the 36 month exercise period, the exercise of an option shall not be permitted more than ten years after the date on which the option was granted.

         (f) Any benefits which are subject to post-termination continuation under COBRA, and which are provided by the Company during the 36-month period, shall be deemed to be provided as part of the continuation period available under COBRA.

     (g) If the Executive becomes entitled to any Severance  Benefits under this
Section 4, it shall be a condition precedent to the obligation of the Company to pay any such benefits that the Executive execute a general release, in form acceptable to legal counsel of the Company, of any claims the Executive may have against the Company (except for the Executive's claim for the Severance Benefits) and/or any Affiliate of the Company, including, by way of example and not limitation, any claims by Executive under any state age or employment discrimination law; any federal claims under the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act, as amended; the Employee Retirement Income Security Act of 1974, as amended; the Rehabilitation Act of 1973, as amended; the Americans with Disabilities Act of 1990, as amended; the

                  Vietnam Era Veterans' Readjustment Assistance Act of 1974, as amended; the Civil Rights Act of 1866, as amended; the Civil Rights Act of 1871, as amended; any other claims of age, race, sex, religious, national origin or handicap discrimination, retaliation, claims or demands arising under either express or implied contract, tort, public policy, the common law or any federal, state or local statute, ordinance, regulation or constitutional provision.

5. Confidential Information. The Executive acknowledges that the information, observations and data obtained by him while employed by the Company concerning the business or affairs of the Company, any of its affiliates or any Subsidiary ("Confidential Information") are the property of the Company or such affiliate or Subsidiary, as the case may be. Therefore, Executive agrees not to disclose to any unauthorized person or use for Executive's own account any Confidential Information without the prior written consent of the Company, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of Executive's acts or omissions to act. Executive shall deliver to the Company at the termination of the Employment Period, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information, Work Product or the business of the Company, any of its affiliates or any Subsidiary which Executive may then possess or have under his control.

6. Inventions and Patents. Executive agrees that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, and all similar or related information which relates to the Company's or any of its Subsidiaries' actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive while employed by the Company and/or its Subsidiaries ("Work Product") belong to the Company or such Subsidiary. Executive will promptly disclose such Work Product to the Board and perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

7.       Non-Compete, Non-Solicitation.

     (a) Executive acknowledges that in the course of his employment with the Company he will become familiar with the information concerning the Company, its affiliates, Subsidiaries and its predecessors and that his services have been and will be of special, unique and extraordinary value to the Company. Therefore, Executive agrees that, during the Employment Period and for the period of two years thereafter, the Executive shall not directly or indirectly own, manage, control, participate in, consult with, render services for, or in any manner engage in any business competing with the business of the Company or its Subsidiaries as such businesses exist or are in process on the date of the termination of Executive's employment, within any geographic area in which the Company, its affiliates or its Subsidiaries engage or plan to engage in such businesses. Nothing herein shall prohibit Executive from being a passive owner of not more than 3% of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation.

         (b) During the non-compete Period, executive shall not directly or indirectly through another entity (i) induce or attempt to induce any employee of the Company, any of its affiliates or any Subsidiary to leave the employ of the Company or such affiliate or Subsidiary, or in any way interfere with the relationship between the Company, any of its affiliates or any Subsidiary and any employee thereof, (ii) hire any person who was an employee of the Company, any of its affiliates or any Subsidiary at any time during the Employment Period, or (iii) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company, any of its affiliates or any subsidiary to cease doing business with the Company or such affiliate or Subsidiary, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company, any of its affiliates or any Subsidiary.

         (c) If Executive is terminated by the Company Without Cause or the Company is liquidated, the Non-compete provisions of this Agreement will also terminate upon the Termination Date.

8. Enforcement. If, at the time of enforcement of paragraph 5, 6 or 7 of this Agreement, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area. Because Executive's services are unique and because Executive has access to Confidential Information and Work Product, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Agreement. Therefore, in the event of a breach or threatened breach of this Agreement, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).

9. Carryover of Nondeductible Compensation. If any compensation payable to Executive under this Agreement would be nondeductible to the Company because it exceeds the $1 million deduction limit under the Internal Revenue Code of 1986 ("Code"), as amended (or such other amount to which the limit may be changed), then such compensation in excess of the deduction limit shall accrue to the following year or years and be paid to Executive (together with accrued interest at the prime rate of the Company's primary lender, from time to time) in the earliest year in which it can be paid and deducted by the Company. Notwithstanding the preceding provisions of this Section 9, any amounts deferred under this Section shall be deposited into a trust as provided in this Section 9 and paid from the trust in the earliest year in which it can be paid and deducted by the Company.

Any amounts deferred pursuant to this Section 9 shall be deposited by the Company into a trust established by the Company the assets of which are dedicated to the payment of such deferred amounts to the Executive (such trust to be established with (i) a Commercial bank in Fort Worth, Texas having both trust powers and over $500 million net worth serving as trustee, (ii) terms that are satisfactory to the Executive). The trustee of such trust shall then have primary responsibility for paying such deferred amounts, but the Company shall remain liable for any such deferred amounts for which the assets of the trust are insufficient.

10. Optional Waiver of Parachute Payments. In the event that any payment or benefit provided under this agreement or otherwise provided to Executive by or on behalf of the Company would, in the opinion of counsel selected by the Company and Executive, not be deemed to be deductible in whole or in part in the calculation of the Federal income tax of the Company, or any other person making such payment or providing such benefit, by reason of Section 28OG of the Code, at Executive's sole discretion, Executive may waive the right to any payment or benefit hereunder or may agree to reduce the aggregate payments or benefits provided hereunder so that no portion of such amount which is paid to Executive is not deductible for tax purposes by reason of Section 28OG of the Code. Any such determination shall take into account that some or all of Executive's entitlements may constitute reasonable compensation for services rendered or to be rendered and, therefore, do not constitute "parachute payments" or "excess parachute payments' within the meaning of Section 28OG of the Code.

11. Acquisition of the Company. In the event the Company (i) merges, (ii) consolidates, (iii) sells or leases substantially all of the assets of the Company, or (iv) a like event occurs, the Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent as the Company is required.

9. Executive Representation. Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, (ii) Executive is not a party to or bound by an employment agreement, non-compete agreement or confidentiality agreement with any other person or entity and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms.

     10. Survival. Paragraphs 5, 6 and 7 shall survive and continue in full force in accordance with their terms notwithstanding any termination of the Employment Period, unless such termination was Without Cause.

11. Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, or mailed by first class mail, return receipt requested, to the recipient at the Address indicated below, or such other address as may be provided in writing from time to time:

                  Notice to Executive:               6478 Woodstock Road
                                                     Fort Worth, Texas 76116

                  Notices to Company                 801 Cherry Street
                                                     Suite 1450
                                                     Fort Worth, Texas 76102

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when so delivered or mailed.

12. Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

13. Complete Agreement. This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may be related to the subject matter hereof in any way.

14. Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be in an original and all of which taken together constitute one and the same agreement.

15. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, successors and assigns, except that Executive may not assign his rights or delegate his obligations hereunder without the prior written consent of the Company.

16. Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Texas, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas. In furtherance of the foregoing, the internal law of the State of Texas shall control the interpretation and construction of this Agreement, even though under that jurisdiction's choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

17. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

18. Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

19. No Strict Construction; Interpretation. The language used in this agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent and no rule of strict construction will be applied against any person. The term "including" as used in this Agreement is used to list items by way of example and shall not be deemed to constitute a limitation of any term or provision contained herein. As used in this Agreement, the singular or plural number shall be deemed to include the other whenever the context so requires.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

ProMedCo, Inc.
Compensation Committee

By:  /s/  E. THOMAS CHANEY
         E. Thomas Chaney

"Executive"


/s/  H. WAYNE POSEY
         H. Wayne Posey